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                                                                    EXHIBIT 21.1



NAMES OF SUBSIDIARY COMPANIES OF THE DWYER GROUP, INC.


1.       Rainbow International Carpet Dyeing and Cleaning Co.

2.       Mr. Rooter Corporation

3.       Aire Serv Heating & Air Conditioning, Inc.

4.       Mr. Electric Corp.

5.       Mr. Appliance Corp.

6.       The Dwyer Group National Accounts, Inc.

7.       Synergistic International, Inc.

8.       The Dwyer Group Canada, Inc.